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                            EXHIBIT 11

          CANANDAIGUA WINE COMPANY, INC. AND SUBSIDIARIES

            COMPUTATION OF NET INCOME PER COMMON SHARE
         FOR THE QUARTERS ENDED NOVEMBER 30, 1994 AND 1993

Net income per common   November 30, 1994            November 30, 1993
equivalent share        Primary   Fully Diluted      Primary      Fully Diluted
                             (in thousands, except per share data)
Net income available
to common shares        $10,332       $10,332            $5,653       $5,653
Adjustments:
Assumed exercise of
convertible debt            -             -                  -          -
Net income available to
common and common
equivalent shares       $10,332       $10,332            $5,653       $5,653

Shares:
Weighted average common
shares outstanding    16,497,647    16,497,647         13,770,671  13,770,671
Adjustments:
(1)  Assumed exercise
     of convertible
     debt                    -             -             -          2,177,726
(2)  Assumed exercise
     of incentive stock
     options                 299,483    300,257         207,678       230,478
(3)  Assumed exercise
     of options             198,969     200,132     14,033,381     16,252,297

Net income per
common share                $    0.61  $   0.61     $     0.40   $      0.37
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